Exhibit 10.3

The Hershey Company 19 East Chocolate Avenue Hershey, Pennsylvania 17033

Notice of Special Award of Restricted Stock Units

«First_name» «Last_name»	Plan:	EICP
«Street_and_House_Number»	ID:	«PersNo»
«City», «Region_State_Province_Count» «Postal_Code» «Country_Key»

1. EFFECTIVE DATE AND LEVEL OF AWARD. Effective «Grant_Date» (the “Grant Date”), Grantee has been awarded Restricted Stock Units (“RSUs”) representing «Number_of_RSUs_Awarded» shares of Common Stock of The Hershey Company (“Hershey”). Each RSU represents the right to receive a share of Hershey’s Common Stock, $1.00 par value, at a future date and time, subject to the terms of this Notice of Special Award of Restricted Stock Units (the “Notice of Special Award”).

The Grantee will have forty-five (45) days to accept the terms of this Notice of Special Award. By accepting the award of RSUs under this Notice of Special Award, Grantee accepts and agrees to: (i) these terms and conditions, (ii) the terms and conditions of The Hershey Company Equity and Incentive Compensation Plan (“EICP”), which are incorporated herein by reference, and (iii) as applicable, the terms and conditions of The Hershey Company Deferred Compensation Plan, which are incorporated herein by reference. This award of RSUs is expressly contingent upon Grantee agreeing to the obligations contained herein. Failure to agree to all the terms and conditions set forth herein in the form presented by Hershey shall result in the RSUs being cancelled, with no benefit to the Grantee.

The terms of this Notice of Special Award extend not only to the Grantee and Hershey, but also to Hershey’s past and present affiliated and related companies, subsidiaries, joint ventures, affiliated entities, parent companies and its and their respective successors and assigns, its and their past, present and future benefit and severance plans, including the EICP and the terms and conditions of The Hershey Company Deferred Compensation Plan, and their representatives, agents, trustees, officials, shareholders, officers, directors, employees, attorneys, benefit plan administrators and fiduciaries, both past and present, in their individual or representative capacities, and all of their successors and assigns (collectively with Hershey, the “Company”).

2. DEFINITIONS. Wherever used herein, the following terms shall have the meanings set forth below. Capitalized terms not otherwise defined in this Notice of Special Award shall have the same meanings as set forth in the EICP.

(A) “Business Relationships” means the Company’s relationships with customers, suppliers, agents, licensees, licensors and others that likewise give the Company a competitive advantage.

(B) “Committee” means the Compensation and Executive Organization Committee of the Board of Directors.

(C) “Competing Business” means any business, person, entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization that (i) conducts or is planning to conduct a business similar to and/or in competition with any business conducted or planned by the Company and for which Grantee was employed or performed services in a job or had knowledge of the operations of such business(es) over the last two (2) years of Grantee’s employment with the Company, or (ii) designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced or offered for sale or sold by the Company for which Grantee was employed or performed services in a job or had knowledge of the operations of such business(es) of the Company during the two (2) years prior to the termination of Grantee’s employment with the Company. Grantee acknowledges that he/she will be deemed to have such knowledge if Grantee received, was in possession of or otherwise had access to Confidential Information regarding such business.

(D) “Confidential Information” means trade secrets and other confidential and proprietary information relating to the Company’s business, including, but not limited to, information about the Company’s manufacturing processes; manuals, recipes and ingredient percentages; engineering drawings; product and process research and development; new product information; cost information; supplier data; strategic business information; information related to the Company’s legal strategies or legal advice rendered to the Company; marketing, financial and business development information, plans, forecasts, reports and budgets; customer information; new product strategies, plans and project activities; and acquisition and divestiture strategies, plans and project activities.

(E) “Deferred Compensation Plan” means The Hershey Company Deferred Compensation Plan and any successor or replacement plan thereof.

(F) “Dividend Equivalent Right” means a right that entitles the Grantee to receive an amount equal to any cash dividends paid on a share of Common Stock, which dividends have a record date between the Grant Date and the date a Vested Unit is paid. Dividend Equivalent Rights will be paid in cash.

(G) “EICP” means The Hershey Company Equity and Incentive Compensation Plan, as in effect from time to time and any successor or replacement plan thereof.

(H) “Material Contact” means contact for the purpose of furthering the Company’s business.

3. VESTING DATE. The Grantee shall become 100% vested in the RSUs on the third anniversary of the Grant Date (such third anniversary, the “Vesting Date”); provided that the Grantee has remained in continuous employment with the Company from the Grant Date through such Vesting Date and has accepted and agreed to all terms and conditions in this agreement.

If prior to the Vesting Date, the Grantee’s employment with the Company terminates for any reason, then all of the RSUs (and any related Dividend Equivalent Rights) subject to this Notice of Special Award shall terminate and be completely forfeited on the date of such termination of the Grantee’s employment unless the Grantee is entitled to any accelerated vesting of the RSUs under the terms of the EICP or other Company-sponsored plan or agreement or as described in paragraph 11(F) below, in which case such accelerated vesting of the RSUs will be in accordance with the terms of this Notice of Special Award or the applicable plan, agreement or local law. Under the terms of the EICP, the Grantee or the Grantee's estate is entitled to accelerated vesting of the RSUs upon the Grantee's termination due to total disability or death. In the event of a Change in Control, accelerated vesting of the RSUs, if any, shall be determined in accordance with paragraph 15 of the EICP. Notwithstanding anything in the EICP or this Notice of Special Award to the contrary, if the Grantee is terminated for Cause (as defined in the EICP) from the Company prior to payment pursuant to paragraph 4, all of the RSUs will immediately and automatically, without any action on the part of the Grantee or the Company, be forfeited by the Grantee.

4. PAYMENT OF AWARD. Unless deferred under the Deferred Compensation Plan, an RSU that has vested (“Vested Unit”) shall be paid in the form of a share of Common Stock, unless prohibited by applicable local law, in which case the Vested Unit will be paid in the cash equivalent, as soon as practicable following the Vesting Date or, if earlier, any accelerated vesting event in accordance with the terms of the EICP or other Company-sponsored plan or agreement, but in no event later than March 15 following the calendar year in which such RSUs vest. In addition, the Grantee shall be entitled to receive a lump sum cash payment equal to the Dividend Equivalent Rights with respect to any Vested Units at the same time as the payment for such underlying Vested Units.
5. NON-COMPETITION. Grantee acknowledges that due to the nature of his/her employment with the Company, he/she has and will have access to, contact with, and Confidential Information about the Company’s business and Business Relationships. Grantee acknowledges that the Company has incurred considerable expense and invested considerable time and resources in developing its Confidential Information and Business Relationships, and that such Confidential Information and Business Relationships are critical to the success of the Company’s business. Accordingly, both (i) during the term of his/her employment with the Company, and (ii) for a period of twelve (12) months following the termination of his/her employment, Grantee, except in the performance of his/her duties to the Company, shall not, without the prior written consent of Hershey’s Chief Human Resources Officer, directly or indirectly serve or act in a consulting, employee or managerial capacity, or engage in oversight of any person who serves or acts in a consulting, employee or managerial capacity, as an officer, director, employee, consultant, advisor, independent contractor, agent or representative of a Competing Business. This restriction shall apply to any Competing Business that conducts business or plans to conduct business in the same or substantially similar geographic area in which Grantee was employed or, directly or indirectly, performed services for the Company during the two years prior to his/her termination of Grantee’s employment. Grantee acknowledges: (i) that the Company’s business is conducted throughout the United States and the world, (ii) notwithstanding the state of incorporation or principal office of Hershey, it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States and around the world, and (iii) as part of Grantee’s responsibilities, Grantee has conducted or may conduct business throughout the United States and around the world in furtherance of the Company’s business and its relationships. Grantee further acknowledges and understands that if he/she has any question about whether any prior position which Grantee has held at the Company over the last two (2) years subjects Grantee to specific restrictions, and will be used to identify Competing Business(es), Grantee should contact his/her Human Resource representative at the Company.
6. NON-SOLICITATION. Grantee acknowledges that the Company has invested and will invest significant time and money to recruit and retain its employees and to develop valuable, continuing relationships with existing and prospective clients and customers of the Company. Accordingly, recognizing that Grantee has obtained and will obtain valuable information about employees of the Company and their respective talents and areas of expertise and information about the Company’s customers, suppliers, business partners, and/or vendors and their requirements, Grantee agrees both (i) during the term of his/her employment, and (ii) for a period of twelve (12) months following his/her termination of employment, Grantee, except in the performance of his/her duties to the Company, shall not directly or indirectly (including as an officer, director, employee, consultant, advisor, agent or representative), for himself/herself or on behalf of any other person or entity:

(A) for any purpose that is in competition with any of the aspects of the Company’s business, solicit, take away or engage, or participate in soliciting, taking away or engaging, any current or potential customers, suppliers, agents, licensees or licensors of the Company with whom Grantee had contact while employed by the Company, or about whom Grantee had access to Confidential Information as a result of Grantee’s employment; or

(B) recruit, hire, or attempt to recruit or hire, or solicit or encourage to leave their employment with the Company (either directly or by assisting others), any Company employee with whom

Grantee had Material Contact during the last two (2) years of Grantee’s employment with the Company. Notwithstanding the foregoing, this paragraph shall not be violated by (i) general advertising or solicitation not specifically targeted at employees of the Company, or (ii) actions taken by any person or entity with which Grantee is associated if Grantee is not directly or indirectly involved in any manner in the matter and has not identified such employee of the Company for recruiting or solicitation.
7. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Grantee acknowledges that due to the nature of his/her employment and the position of trust that he/she holds or will hold with the Company, he/she will have access to, learn, be provided with, and in some cases will prepare and create for the Company, Confidential Information. Grantee acknowledges and agrees that Confidential Information, whether or not in written form, is the exclusive property of the Company, that it has been and will continue to be of critical importance to the business of the Company, and that the disclosure of it will cause the Company substantial and irreparable harm. Accordingly, Grantee will not, either during his/her employment or at any time after the termination of his/her employment with the Company, use or disclose any Confidential Information relating to the business of the Company which is not generally available to the public. Notwithstanding the foregoing provisions of this paragraph 7, Grantee may disclose or use any such information (i) when such disclosure or use may be required or appropriate in the good faith judgment of Grantee in the course of performing his/her duties to the Company and in accordance with Company policies and procedures, (ii) when required by a court of law, by any governmental agency having supervisory authority over Grantee or the business of the Company, or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, or (iii) with the prior written consent of Hershey’s General Counsel. Notwithstanding anything herein to the contrary, Grantee understands and agrees that his/her obligations under this Agreement shall be in addition to, rather than in lieu of, any obligations Grantee may have under any applicable statute or at common law.
Grantee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Grantee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Grantee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Grantee may disclose the Company’s trade secrets to Grantee’s attorney and use the trade secret information in the court proceeding, provided Grantee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8. ADDITIONAL RESTRICTIONS AND LIMITATIONS.

(A) To the extent that the Grantee does not vest in the RSUs, all interest in such units, the related shares of Common Stock, and any Dividend Equivalent Rights shall be forfeited. The Grantee shall have no right or interest in any RSU or related share of Common Stock that is forfeited.

(B) Upon the issuance or transfer of shares of Common Stock in accordance with this Notice of Special Award, a number of RSUs equal to the number of shares of Common Stock issued or transferred to the Grantee shall be extinguished and such number of RSUs will not be considered to be held by the Grantee for any purpose.

9. WITHHOLDING.

(A) The Company’s obligation to deliver shares of Common Stock or cash to settle the Vested Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements. The Grantee must pay to the Company any withholding tax due as a result of such payment.

(B) The Company shall have the right to reduce the number of shares of Common Stock issued to the Grantee to satisfy the minimum applicable tax withholding requirements.

10. OTHER LAWS. The Company shall have the right to refuse to issue or transfer any shares under this Notice of Special Award if the Company acting in its absolute discretion determines that the issuance or transfer of such Common Stock might violate any applicable law or regulation.

11. MISCELLANEOUS.

(A) This Notice of Special Award shall be subject to all of the provisions, definitions, terms and conditions set forth in the EICP and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Notice of Special Award. By accepting the RSUs awarded herewith, Grantee acknowledges and agrees that the RSUs are awarded under and governed by the terms and conditions set forth in this document and in the EICP, and the Employee Confidentiality and Restrictive Covenant Agreement (or similar or successor agreement), if any, applicable to Grantee. Any dispute or disagreement which shall arise under, as a result of, or in any way relate to the interpretation, construction or administration of the EICP or the RSUs awarded thereunder shall be determined in all cases and for all purposes by the Committee or any successor committee, and any such determination shall be final, binding and conclusive for all purposes. In the event of any conflict between this Notice of Special Award and the Employee Confidentiality and Restrictive Covenant Agreement (or similar or successor agreement), if any, applicable to Grantee, this Notice of Special Award shall govern. Grantee acknowledges that a remedy at law for any breach or threatened breach of this Notice of Special Award would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. Grantee acknowledges and agrees that the Company may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of this Notice of Special Award and that money damages would not be an adequate remedy. Grantee acknowledges and agrees that a violation of this Notice of Special Award would cause irreparable harm to the Company. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies available by law or equity. If a court determines that Grantee has breached or threatened to breach this Notice of Special Award, Grantee agrees to reimburse the Company for all reasonable attorneys’ fees and costs incurred in enforcing its terms. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for a breach, which may include, but not be limited to, contract damages, lost profits and punitive damages.

(B) Grantee acknowledges and agrees that in addition to the relief described in paragraph 11(A), if the Committee determines, in its sole judgment, that Grantee has violated or threatened to violate the terms of this Notice of Special Award or the EICP, then Hershey may cancel any part of the grant that has not vested. In addition, upon the request or direction of the Committee, Grantee shall also immediately deliver to Hershey, the cash equivalent of any RSUs that have vested under this Notice of Special Award, inclusive of any dividends paid on any vested shares.

(C) Notwithstanding anything in the EICP or this Notice of Special Award to the contrary, Grantee acknowledges that the Company may be entitled or required by law or Hershey policy, to recoup compensation paid to Grantee pursuant to the EICP, and Grantee agrees to comply with any Company request or demand for recoupment.

(D) Grantee agrees that, at any time after Grantee’s termination of employment from the Company, he/she will cooperate with the Company in (i) all investigations of any kind, (ii) helping to prepare and review documents and meetings with Company attorneys, and (iii) providing truthful testimony as a witness or a declarant during discovery and/or trial in connection with any present or future court, administrative, agency or arbitration proceeding involving the Company and with respect to which Grantee has relevant information.

(E) If one or more of the provisions of this Notice of Special Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Notice of Special Award to be construed so as to foster the intent of this award and the EICP.

(F) Notwithstanding anything herein to the contrary, in the event the Grantee: (i) is an employee of the Company in a country other than the United States (a “Foreign National”), (ii) is not subject to the federal income tax laws of the United States (“U.S. Tax Law”) for purposes of these RSUs, and (iii) has certain rights in the vesting and payment of the RSUs upon termination of employment under the laws of the country in which Grantee is employed, the vesting and payment of any unvested RSUs (and any related Dividend Equivalent Rights) will be in accordance with the terms of a severance agreement entered into between the Company and Grantee that complies with the laws of the country in which Grantee is employed or in the absence of a severance agreement, as may be required by the laws of such country; provided, however, if any RSUs, granted to such Foreign National, are subject to U.S. Tax Law, the payment of such RSUs shall be governed by the terms of this Notice of Special Award.

(G) The award of RSUs and all terms and conditions related thereto, including those of the EICP, shall be governed by the laws of the Commonwealth of Pennsylvania. Grantee expressly consents that: (i) any action or proceeding relating to a breach or the enforceability of this Notice of Special Award will be brought only in the federal or state courts, as appropriate, located in the Commonwealth of Pennsylvania; and (ii) any such action or proceeding will be heard without a jury. Grantee expressly waives the right to bring any such action in any other jurisdiction and to have such action heard before a jury regardless of where such action is filed. The EICP shall control in the event there is a conflict between the EICP and these terms and conditions.

12. CONTACT INFORMATION. Copies of the EICP and the Information Statement (Prospectus) for the EICP Plan are available upon request from the myHR Support Center by calling 1-800-878-0440 or by email to myHR@hersheys.com.